Eventbrite Provides February Operating Update
Paid tickets grew 18% in February vs. January, driven by a 23% increase in tickets to in-person events
Australia reached new pandemic-era highs
Ticketing trends began to accelerate in the United Kingdom

March 8, 2021

SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE: EB), a global self-service ticketing and experience technology platform, today provided an update on the company’s event ticketing trends. Paid ticket volume increased by 18% in February compared to January 2021, primarily driven by growth in paid tickets to in-person events, which increased 23% in February compared to January. Notably, paid ticket volume in Australia rose 26% month over month and reached a new pandemic-era high in February. Paid tickets also accelerated sharply in the United Kingdom after the Prime Minister unveiled the reopening plan for England, which sparked a 50% week-over-week increase. Paid tickets grew by 23% outside the United States and by 15% within the United States in February compared to January. Compared to a year ago, February paid ticket volume declined 67%, improving from a 69% year-to-year decline in January.

“As vaccinations accelerate, we are all eager to gather again in person, and Eventbrite is ideally positioned to meet pent up demand,” said Julia Hartz. Co-founder and Chief Executive Officer. “Eventbrite’s creators began to gain momentum in February with paid events growing double-digits compared to January. In parts of the world where the virus has started to recede or where there is a clear timeline for gatherings to return, like in England, we’re seeing many events sell out quickly, signifying a tremendous appetite to gather in person again. As other regions and countries make progress on virus control and vaccination, we are ready to support creators as they rebuild their businesses. We look forward to helping bring the world back together through live experiences.”

About Eventbrite

Eventbrite is a global self-service ticketing and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 200 million tickets distributed to more than 4 million experiences in 2020, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the company’s expectations regarding demand for in-person events and the company’s ability to meet that demand and support creators. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including risks related to the effects of the COVID-19 pandemic on the company’s business and the global economy generally and the risk factors identified in the company’s Annual Report on Form 10-K for the year ended December 31, 2020. Expressions of future goals and expectations and similar expressions, including “may,” “will,” “should,” “could,” “aims,” “seeks,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” and “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, the company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the company files or furnishes from time to time with the Securities and Exchange Commission, particularly its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Contact Information

Press:
IR@eventbrite.com

Source: Eventbrite, Inc.